Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated August 29, 2014 (April 10, 2015 as to Footnote 18), relating to the financial statements and consolidated financial statement schedule of Bally Technologies, Inc., appearing in the Current Report on Form 8-K of Scientific Games Corporation dated April 10, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

April 10, 2015